As filed with the Securities and Exchange Commission on January 13, 2017

Registration No. 333-138325

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-92424

Form S-8 Registration Statement No. 333-138325

UNDER

THE SECURITIES ACT OF 1933

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	95-3540776
(State of Incorporation)	(I.R.S. Employer Identification No.)

One Amgen Center Drive

Thousand Oaks, California 91320-1799

(805) 447-1000

(Address of principal executive offices, including zip code)

Amgen Inc. Amended and Restated 1999 Equity Incentive Plan (f/k/a the Immunex Corporation 1999 Stock Option Plan)

Amgen Inc. Amended and Restated Assumed Avidia Equity Incentive Plan (f/k/a the Avidia, Inc. Amended and Restated 2003 Equity Incentive Plan

(Full title of the plan)

Jonathan P. Graham, Esq.

Senior Vice President, General Counsel

and Secretary

One Amgen Center Drive

Thousand Oaks, California 91320-1799

(805) 447-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated filer	☒	Accelerated filer	☐

Non-Accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE / DEREGISTRATION OF UNSOLD SECURITIES

Amgen Inc. (the “Company”) previously registered shares of the Company’s common stock, $0.0001 par value per share, under the following registration statements (the “Registration Statements”) concerning shares issuable under certain employee benefit and equity plans and agreements. The Company is filing these post-effective amendments to the Registration Statements (“Post-Effective Amendments”) in order to deregister any securities registered and unsold under the Registration Statements and to terminate the Registration Statements. The approximate number of unsold shares is set forth below with respect to each Registration Statement. The shares are being removed from registration and the Registration Statements are being terminated because the plans referenced below have now expired or been terminated and all shares that were issuable under the plans have been issued.

Registration No.	Date Filed With the SEC	Name of Equity Plan or Agreement	Number of Shares Originally Registered	Approximate Number of Shares Deregistered Hereby

333-92424	7/16/2002 10/30/2002	Amgen Inc. Amended and Restated 1999 Equity Incentive Plan (f/k/a the Immunex Corporation 1999 Stock Option Plan) Amendment No. 1	19,274,402 less 550 shares deregistered by Amendment No. 1 Total: 19,273,852	7,235,326

333-138325	10/31/2006	Amgen Inc. Amended and Restated Assumed Avidia Equity Incentive Plan (f/k/a the Avidia, Inc. Amended and Restated 2003 Equity Incentive Plan)	266,276	87,172

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant, Amgen Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments and has duly caused and authorized the officers whose signatures appear below to sign these Post-Effective Amendments on its behalf by the undersigned, in the City of Thousand Oaks, State of California, on the 13th day of January, 2017.

AMGEN INC.

By:	/s/ Robert A. Bradway
Robert A. Bradway
Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Robert A. Bradway, David W. Meline and Jonathan P. Graham as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments (including these Post-Effective Amendments filed herewith) to the Registration Statements listed herein above, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to those attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert A. Bradway Robert A. Bradway	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	January 13, 2017

/s/ David W. Meline David W. Meline	Chief Financial Officer (Principal Financial Officer)	January 13, 2017

/s/ Annette L. Such Annette L. Such	Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	January 13, 2017

/s/ David Baltimore David Baltimore	Director	January 13, 2017

/s/ Frank J. Biondi, Jr. Frank J. Biondi, Jr.	Director	January 13, 2017

/s/ François de Carbonnel François de Carbonnel	Director	January 13, 2017

/s/ Robert A. Eckert Robert A. Eckert	Director	January 13, 2017

/s/ Greg C. Garland Greg C. Garland	Director	January 13, 2017

/s/ Fred Hassan Fred Hassan	Director	January 13, 2017

/s/ Rebecca M. Henderson Rebecca M. Henderson	Director	January 13, 2017

/s/ Frank C. Herringer Frank C. Herringer	Director	January 13, 2017

/s/ Tyler Jacks Tyler Jacks	Director	January 13, 2017

/s/ Ellen J. Kullman Ellen J. Kullman	Director	January 13, 2017

/s/ Judith C. Pelham Judith C. Pelham	Director	January 13, 2017

/s/ Ronald D. Sugar Ronald D. Sugar	Director	January 13, 2017

/s/ R. Sanders Williams R. Sanders Williams	Director	January 13, 2017

EXHIBIT INDEX

Exhibit Number	Description

24.1	Power of Attorney (included on signature page)